Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Edgewell Personal Care Company
(Exact name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share, of Edgewell Personal Care Company	357,369 shares	$44.67	$15,963,700	$1,480

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rules 457(c) and 457(f) under the Securities Act based upon the average of the high and low prices per share of Common Stock, par value $0.01 per share, of Edgewell Personal Care Company trading on the New York Stock Exchange as of February 2, 2022 which were $45.06 and $44.27, respectively, by multiplying 0.0000927 by the proposed maximum aggregate offering price.